EXHIBIT 17.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AS INDICATED BY “[REDACTED]” AND SEPARATELY FILED WITH THE COMMISSION

[PRIVET FUND LETTERHEAD]

Board of Directors
Frequency Electronics, Inc
55 Charles Lindbergh Blvd.
Mitchel Field, NY 11553

September 12, 2017

Fellow Board Members,

As a director of Frequency Electronics, I write this letter to you with great concern for the current state of affairs at the Company and the implications for its future viability. [REDACTED]

FEI is a public company and the owners (Privet Fund being one of the largest) have a right to demand accountability. I have attempted to fully and civilly participate as a director in the governance and oversight of the business [REDACTED]. The culmination of this untenable situation has been the events leading up to the scheduled board meeting of September 12, which I describe in more detail below. I will then state my view as to what I believe is necessary for me to discharge my fiduciary duty as a director of FEI in light of the present circumstances.

 MANAGEMENT SUCCESSION PLAN & CEO SEARCH “PROCESS”

At our meeting of July 6, we discussed the search for a CEO at length. Following our discussion, we all agreed (including Messrs. Girsky and Bloch) to form a sub-committee of the Board and begin discussions with reputable executive search firms. [REDACTED]

[REDACTED] In any event, this most critical issue should be discussed at a properly called board meeting where directors can openly discuss the matter and give it the attention it is due. [REDACTED]

[REDACTED]

[REDACTED]

[REDACTED]
[REDACTED]

[REDACTED]

[REDACTED]

PRIVET FUND MANAGEMENT LLC•79 WEST PACES FERRY ROAD•ATLANTA, GA•30305

Absent a satisfactory resolution at our meeting on September 12 of the issues raised above, I intend to resign from the Board of Directors of Frequency Electronics. [REDACTED] Hopefully, we will be able to move forward in a constructive manner at our meeting on September 12 so the disruption of any resignation can be avoided.

Regretfully sincere,

Ryan Levenson Managing Member
Privet Fund Management LLC

PRIVET FUND MANAGEMENT LLC•79 WEST PACES FERRY ROAD•ATLANTA, GA•30305
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